Exhibit 4.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
GulfMark Offshore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),
DOES HEREBY CERTIFY:
FIRST: That at the February 27, 2002 meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and recommending that the amendment be presented to the shareholders of the Company for consideration thereof at the 2002 annual meeting of shareholders. The proposed amendment is as follows:
     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 32,000,000, consisting of 2,000,000 shares of Preferred Stock, without par value (hereinafter called “Preferred Stock”), and 30,000,000 shares of Common Stock, of the par value of $0.01 per share (hereinafter called “Common Stock”).
SECOND: That thereafter, an annual meeting of the shareholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Bruce A. Streeter, its President, this 24th day of May, 2002.

GULFMARK OFFSHORE, INC.
By:	/s/ Bruce A. Streeter
Bruce A. Streeter, President

STATE OF NEW YORK
COUNTY OF NEW YORK
     This instrument was acknowledged before me on the 24th day of May, 2002 by Bruce A. Streeter as Executive Vice President of GulfMark Offshore, Inc. Such person acknowledged to me that this Certificate of Amendment of Certificate of Incorporation is the deed and act of GulfMark Offshore, Inc. and that all facts stated herein are true.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 24th day of May, 2002.

/s/ Maureen G. Scollo
Notary Public In and For
The State of New York